Testing the Waters Materials Related to Series #MARIOKART

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#MARIOKART

'96 N64 MARIO KART 64

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CURRENT VALUE: $75,000

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DETALS GALLERY LEGAL

DESCRIPTION OF SERIES 1996 NINTENDO 64 MARIO KART 64 VIDEO GAME

Investment Overview

•Upon completion of the Series #MARIOKART Offering, Series #MARIOKART will purchase a 1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+ for Series #MARIOKART (The “Series 1996 Nintendo 64 Mario Kart 64 Video Game” or the “Underlying Asset” with respect to Series #MARIOKART, as applicable), the specifications of which are set forth below.

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world, with net sales of $16.1 billion reported for the fiscal year ending in March 2021.

•The Nintendo 64 (N64) was released in Japan on June 23rd, 1996, in Japan. The N64 came after the successes of the NES and SNES in the ‘80s and ‘90s.

•The Underlying Asset is a 1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+.

Asset Description

Overview & Authentication

•Nintendo is a Japanese multinational consumer electronics and video game company founded in 1889 which remains a one of the highest-grossing video game companies in the world.

•The character of Mario was created by Japanese graphic artist Shigeru Miyamoto, who originally introduced the character as “Jumpman” in the first Donkey Kong video game.

•The first Super Mario Bros. video game was released as one of the original 17 “Black Box” games made for the Nintendo Entertainment System (NES) during the original release in 1985.

•Super Mario Bros. 2 was released in the U.S. in September 1988.

•Super Mario Bros. 3 was released in the U.S. for the NES in 1990, going on to sell more than 17 million copies.

•Super Mario World was released on August 23, 1991.  It sold 20.5 million copies, making it the bestselling game for the SNES.

•Super Mario Kart was released on September 1, 1991, in the U.S. for the Super Nintendo Entertainment System (SNES).

•The original Mario Kart was one of the most popular releases for the SNES, selling over 8.7 million units — ranking fourth overall in sales for a SNES game. The game was sometimes packaged as a bundle with the SNES console.

•Mario Kart 64 was released for the Nintendo 64 (N64) on December 14, 1996, in Japan.

•According to Nintendolife.com: After the success of the SNES original, people had high hopes for the N64 sequel; it was one of the console's most anticipated early releases and it was clear, even back then, that Mario Kart as a franchise would seriously benefit from the shift to 'proper' 3D.”

•Mario Kart 64 was the second best-selling N64 game in history with over 9.85 million copies sold.

•Mario Kart 64 added on to its predecessor’s gameplay by offering double the potential for player count through split screen races for up to four players.

•Mario Kart 64 also represented “an obvious graphical upgrade over the first game, with the SNES' Mode 7 presentation ditched for a combination of polygons (the tracks) and pre-rendered sprites (the racers).”

•The “Player’s Choice” emblem was added to the box for Mario Kart 64 games after the game had hit the 1 million copies sold mark. Copies issued before hitting this benchmark are known as the “red label” copy, which is rarer.

•In February 1997, IGN wrote: “Mario Kart 64 proves that multiplayer gaming is a possibility on Nintendo 64.”

•Business Insider included Mario Kart 64 on its list of “The 50 best Nintendo 64 video games of all time, according to critics”

•Mario Kart: Super Circuit was released in August 2001 for the Game Boy Advance.

•Mario Kart: Double Dash was released in November 2003 for the GameCube.

•Mario Kart DS was released in November 2005 for the Nintendo DS.

•Mario Kart Wii was released in April 2008, “considered by many to be one of the best entries in the series.”

•Mario Kart 8 was released in May 2014, becoming the best-selling racing game in US history.

•The Super Mario Bros. series is considered the most successful gaming franchise of all time, with more than 240,000,000 units sold since its inception.

•The Underlying Asset has been issued a grade of 9.4 A+ by Wata with Certification No. 574536-028.

Notable Features

•The Underlying Asset is a 1996 Nintendo 64 Mario Kart 64 Video Game graded Wata 9.4 A+.

•The Underlying Asset is a “Red Label” variant.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 1996 Nintendo 64 Mario Kart 64 Video Game
Game	Mario Kart 64
System	Nintendo 64
Manufacturer	Nintendo
Production Year	1996
Box Variant	Made in Japan, K-A Rating, 78% Fiber, First-party V-Seam
Authentication	Wata Games
Box Grade	9.4
Seal Rating	A+
Certification No.	574536-028

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1996 Nintendo 64 Mario Kart 64 Video Game going forward.

3101 East 52nd Ave, Ste C
Denver, CO 80216

Tel: (303) 390-1262
www.WataGames.com
© 2020 Wata, Inc. All Rights Reserved

18-Nov-21

CERTIFICATION DETAILS

Certification Number:
- **574536-028**

Date Graded:
- **12/23/19**

Game Title:
- **Mario Kart 64**

Console:
- **N64**

Publisher:
- **Nintendo**

Date:
- **1996**

Region:
- **USA**

Grade:
- **9.4 A+**

Cart Variant:
- **N/A**

Grade Details:
- **Seal Type: First-party V-Seam**

Game Details:
- Second best-selling N64 games (9.87 Million)
- Second installment in the Mario Kart series
- Produced by Shigeru Miyamoto
- Directed by Hideki Konno

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#MARIOKART | $75K

COMPARABLE ASSET VALUE

ASSET VALUE

+13314.6%

TRANSACTIONS

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#MARIOKART | *Visuals*

“Red Label” variants refer to games issued before Mario Kart 64 sold its first 1M units and given the “Player’s Choice” emblem.

LAUNCH GALLERY ›

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#MARIOKART | *Timeline*

Sep. 1991 — Super Mario Kart is released on the SNES, selling over 8.7M units and becoming the fourth best-selling SNES game of all time.

Jun. 1996 — Nintendo releases the N64 in Japan as the successor to the SNES and NES consoles.

Dec. 1996 — Mario Kart 64 is released in Japan. #MARIOKART is issued.

Aug. 2001 — Making its handheld debut, Mario Kart: Super Circuit is released for the Game Boy Advance.

Nov. 2003 — Mario Kart: Double Dash is released for the GameCube.